Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Synlogic	Synlogic
Courtney Heath Phone: 617-872-2462 Email: courtney@scientpr.com	Elizabeth Wolffe, Ph.D. Phone: 617-207-5509 Email: liz@synlogictx.com

Synlogic Strengthens Leadership Team with Appointment of Chief Operating Officer and Chief Human Resources Officer

Cambridge, Mass. (Business Wire) October 10, 2017 – Synlogic (Nasdaq: SYBX) announced the addition of two experienced executives to key leadership roles: Andrew Gengos as Chief Operating Officer and Head of Corporate Development, and Adam Thomas as Chief Human Resources Officer.

“We are very pleased to welcome Andrew and Adam to Synlogic, both of whom bring broad industry experience with leading biotech and pharmaceutical companies,” said JC Gutiérrez-Ramos, Ph.D., Synlogic’s president and chief executive officer. “We look forward to their leadership as we continue to develop the breadth and potential of our platform of Synthetic Biotic™ medicines, through our programs for the treatment of inborn errors of metabolism, with clinical data expected later this year and in 2018, as well as through the treatment of more common diseases, including liver disease, inflammatory and immune disorders, and cancer.”

Andrew Gengos, who will be responsible for all corporate and business development activities at Synlogic, brings over 25 years of senior leadership experience in the biotechnology and pharmaceutical industries, holding key positions at companies focused on advancing innovative products and technologies. Mr. Gengos served for more than seven years as Vice President, Strategy and Corporate Development at Amgen, where he managed all business development activities, led the execution of strategic projects and supported the long-range planning process for the company. Prior to that, he served as Vice President, Chief Financial Officer and Chief Business Officer of Dynavax Technologies where he was responsible for all business and finance activities. Earlier in his career, Mr. Gengos served as Vice President of Strategy at Chiron Corporation (now Novartis) and as a Senior Engagement Manager at McKinsey & Company. Prior to joining Synlogic, Mr. Gengos served as President and CEO of Neuraltus Pharmaceuticals and, most recently, as President and CEO of ImmunoCellular Therapeutics, an immune-oncology company pursuing treatments for glioblastoma. Mr. Gengos holds an M.B.A. degree from the UCLA Anderson School of Management and a B.S. degree in chemical engineering from the Massachusetts Institute of Technology.

Adam Thomas has spent more than 20 years in human resources helping leading companies recruit and retain top talent. Prior to joining Synlogic, Mr. Thomas served as Vice President and

Head of Human Resources for Research and Development at Shire during a period when the company underwent major expansion, doubling the size of its research and development workforce in Massachusetts. Before joining Shire, Mr. Thomas served as Head of Human Resources for Research, Development, and Engineering for S.C. Johnson and Company. Earlier in his career Mr. Thomas served as director in various human resources functions at Pfizer. Mr. Thomas holds an M.B.A. from Boston University, a Bachelor of Laws degree (LL.B.) from the University of Edinburgh and an M.A. from the University of the West of England.

About Synthetic Biotic Medicines

Synlogic’s innovative new class of Synthetic Biotic medicines leverages the tools and principles of synthetic biology to genetically engineer probiotic microbes to perform or deliver critical functions missing or damaged due to disease. The company’s two lead programs target a group of rare metabolic diseases – inborn errors of metabolism (IEM). Patients with these diseases are born with a faulty gene, inhibiting the body’s ability to break down commonly occurring by-products of digestion that then accumulate to toxic levels and cause serious health consequences. When delivered orally, these medicines can act from the gut to compensate for the dysfunctional metabolic pathway and have a systemic effect. Synthetic Biotic medicines are designed to clear toxic metabolites associated with specific metabolic diseases and have the potential to significantly improve symptoms of disease for affected patients.

About Synlogic

Synlogic is pioneering the development of a novel class of living medicines, Synthetic Biotic medicines, based on its proprietary drug development platform. Synlogic’s initial pipeline includes Synthetic Biotic medicines for the treatment of rare genetic diseases, such as Urea Cycle Disorders (UCD) and Phenylketonuria (PKU). In addition, the company is leveraging the broad potential of its platform to create Synthetic Biotic medicines for the treatment of more common diseases, including liver disease, inflammatory and immune disorders, and cancer. Synlogic is collaborating with AbbVie to develop Synthetic Biotic-based treatments for inflammatory bowel disease (IBD). For more information, please visit www.synlogictx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Synlogic may identify forward-looking statements. Examples of forward-looking statements, include, but are not limited to, statements regarding the potential of Synlogic’s platform to develop therapeutics to address a wide range of diseases including inborn errors of metabolism, liver disease, inflammatory and immune disorders, and cancer, the future clinical development of Synthetic Biotic medicines and the approach Synlogic is taking to discover and develop novel therapeutics using synthetic biology. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, the uncertainties inherent in the preclinical development process, the ability of Synlogic to protect its intellectual property rights and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in Synlogic’s filings with the SEC. The forward-looking statements contained in this press release reflect Synlogic’s current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic’s view as of any date subsequent to the date hereof.

###